Exhibit 99.2

Spring Bank Announces Positive Results from the Recently Completed Phase 2 Chronic Hepatitis B ACHIEVE Trial and Additional Inarigivir Studies

Consistent reduction in HBV DNA demonstrated with higher inarigivir doses including in high viral burden HBeAg-positive patients

26% HBsAg responder population for all inarigivir doses showed mean HBsAg change of 0.8log10 with a range of 0.5log10 - 1.4log10

Inarigivir 400mg rapidly and uniformly increased activation markers of innate immunity without evidence of tolerance in a new inarigivir study in healthy volunteers

Favorable safety and tolerability profile observed across all doses studied

Conference call to be held today, April 12 at 8:00am EDT

HOPKINTON, Mass., Apr. 12, 2019 – Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH), a clinical-stage biopharmaceutical company developing novel therapeutics for the treatment of viral infections, inflammatory diseases and certain cancers, today announced at The International Liver Congress™ (ILC), the 2019 Annual Meeting of the European Association for the Study of the Liver (EASL) in Vienna, Austria, robust results from the recently completed inarigivir Phase 2 dose escalation ACHIEVE trial for patients with chronic hepatitis B virus (HBV). Spring Bank is developing inarigivir, an orally-administered hepatic-selective immunomodulator, as a potential backbone in a combinatorial treatment for chronic HBV with the goal to accelerate and substantially increase chronic HBV functional cure rates in a simple, safe and selective manner.

In an oral presentation during the General Session II Award Ceremony I at the ILC earlier today, Professor M.F. Yuen, Chief of Gastroenterology and Hepatology, University of Hong Kong, and Principal Investigator for the ACHIEVE trial, presented top-line results from all cohorts including the final 200mg dosing cohort. The data show that inarigivir continued to demonstrate a dose-dependent effect on HBV DNA and HBV RNA in the fourth cohort of the ACHIEVE trial over the 12-week dosing period. Inarigivir 200mg monotherapy dosing exhibited a mean decrease of 1.54log10 in HBV DNA with a range of 0.71log10 to 3.26log10 and a mean decrease of 1.14log10 in HBV RNA with a range of 0.08log10 to 4.88log10. Inarigivir 200mg monotherapy showed a uniform antiviral response (HBV DNA) in all patients, in particular the high viral burden HBeAg-positive patients who had not responded to the lower doses of inarigivir monotherapy in the earlier ACHIEVE cohorts. In addition, across all patients HBV DNA and HBV RNA responses strongly correlated with baseline HBsAg, baseline IP-10 and the decline of IP-10 at week 12, comparable to the clinical experience with interferon in chronic HBV.

Across all four dosing cohorts, 16 of the 62 (26%) evaluable patients treated with inarigivir had a 0.5log10 or greater reduction in HBsAg at week 12 or week 24 and were categorized as responders. The mean reduction of HBsAg in this responder population was 0.8log10 with a range of 0.5log10 to 1.4log10. Importantly, the HBsAg response to inarigivir in the ACHIEVE trial was genotype and host dependent.  Although the number of patients was small, the HBsAg response seen in Genotype A and D was excellent with 4 of 5 patients responding. Genotype B and C were the most common genotypes and 33% of genotype B responded compared to 10% of genotype C. It is important to note that 2 of the 3 genotype C patients that responded received 200mg inarigivir dose and belonged to the higher viral burden HBeAg-positive group. This amplified HBsAg response observed with inarigivir in genotype B compared to genotype C is comparable to the clinical experience of the immunomodulator interferon in the treatment of chronic HBV.

The overall data from the ACHIEVE trial also revealed evidence of a significant shutdown of viral transcription by inarigivir in HBeAg-negative patients where HBV RNA was undetectable at week 12 in all patients treated with inarigivir at the 50mg, 100mg, and 200mg doses with a concomitant undetectable HBcrAg in the majority of these patients. At week 24, the HBV RNA and HBcrAg response was sustained with the switch to tenofovir disoproxil fumarate 300mg and associated with 18 of the 22 (82%) HBeAg-negative patients also having undetectable HBV DNA.

Inarigivir was shown to be well tolerated at all doses in the ACHIEVE trial. Treatment-emergent adverse events ranged from mild to moderate in severity, with no investigator determined interferon-like side effects. The percentage of treatment-emergent adverse effects reported in the ACHIEVE trial was similar between the active and placebo groups. In the fourth cohort, one Grade 3 event (hypertriglyceridemia) was observed, but was not sustained on retesting, and there was one serious adverse event (SAE) for knee pain hospitalization reported, but this patient was dosed with placebo. There were no other clinical or biochemical events above Grade 3 during the ACHIEVE trial.

“The data from the ACHIEVE trial demonstrate a clear dose dependent antiviral response on HBV DNA and HBV RNA with inarigivir treatment,” said Professor M.F. Yuen. “Importantly, inarigivir treatment of HBeAg- negative patients in this study suggests a rapid down-regulation of cccDNA transcription.” Professor Yuen continued, “The HBsAg response of a 0.5log10 or greater reduction in the inarigivir-treated patients is the best reported to date with an oral agent in the treatment of chronic HBV patients, with a similar genotype distribution of responders to that reported for interferon, the only approved immunomodulator treatment for chronic HBV.”

Additional inarigivir data announced highlighting immune-activation with the 400mg dose

Spring Bank also announced today the results from a healthy volunteer study that examined the potential for the use of the 400mg dose of inarigivir in chronic HBV patients. The results from this study revealed that inarigivir 400mg rapidly and uniformly increased activation markers of innate immunity on circulating peripheral monocytes and dendritic cells which was sustained over a ten-day period of dosing without evidence of tolerance. There was an associated activation of CD8+ t-cells and down-regulation of NK cells resulting in a potentially favorable adaptive immune profile for an antiviral response. The results from this study also demonstrated a lack of systemic cytokine activation secondary to the intra-hepatic targeting of inarigivir resulting in a favorable tolerability profile. These compelling immune-activation data for inarigivir, together with the dose-dependent effects on HBV DNA and HBV RNA and favorable tolerability profile observed up to 200mg daily in the ACHIEVE trial, serve as the basis for the recent launch of the Spring Bank global CATALYST trials in both treatment-naïve and virally-suppressed chronic HBV patients. The CATALYST trials will focus on the examination of the 400mg dose of inarigivir.

“The increasing antiviral response seen at the 200mg dose, especially in high viral burden patients, and the clear evidence of innate immune activation at the 400mg dose in healthy volunteers with good tolerability, has led Spring Bank to choose 400mg as the inarigivir dose to move forward into longer studies focused on HBV cure,” said Nezam Afdhal, M.D., D.Sc., chief medical officer of Spring Bank Pharmaceuticals. “We have developed a comprehensive strategic clinical trial program that takes into account both patient and viral heterogeneity that we anticipate will inform our Phase 3 strategy moving into 2020.”

EASL 2019 ILC Poster Presentation demonstrating antiviral activity of inarigivir in nucleoside- and capsid-resistant HBV variants

In a poster presentation at EASL 2019 ILC, Professor Stephen Locarnini, Head of Research & Molecular Development at the Victorian Infectious Diseases Reference Laboratory and Principal Investigator of the Virology Core for the ACHIEVE trial, described his in vitro study examining the antiviral activity of inarigivir in HBV clinical isolates consisting of capsid inhibitor (CpAM) and nucleoside (NUC) analog resistant variants. Looking forward to novel combinations with agents under investigation with differing mechanisms of action, Dr. Locarnini evaluated inarigivir in NUC- and CpAM-resistant clinical isolates from HBV patients. Professor Locarnini’s data indicate that inarigivir could be used as rescue or combination therapy for NUC/CpAM-resistant failures.

Professor Locarnini stated, “The sensitivity of both NUC-resistant and CpAM-resistant strains to inarigivir and the lack of cross-resistance is beneficial for combination studies since inarigivir will cover both pre- existing resistant variants and prevent treatment-emergent resistance to both NUCs and CpAM inhibitors,” said Dr. Locarnini.

Inarigivir Clinical Development

Spring Bank has launched two Phase 2 global trials (CATALYST 1 and CATALYST 2) examining the administration of inarigivir 400mg as monotherapy and co-administered with a NUC in naïve and virally-suppressed chronic HBV patients. The CATALYST trials include multiple patient cohorts with dosing periods to include 12 weeks, 24 weeks, and 48 weeks. In addition, Gilead Sciences, Inc. is conducting a Phase 2 trial examining (i) the co-administration of inarigivir 50mg and tenofovir alafenamide 25mg (marketed by Gilead as Vemlidy®) in naïve chronic HBV patients, (ii) the co-administration of inarigivir 200mg and Vemlidy® in naïve chronic HBV patients and (iii) the administration of inarigivir 100mg in virally-suppressed patients who currently are and continue to be treated with a NUC.

Conference Call

Spring Bank will host a conference call and webcast at 8:00 am EDT today, Friday, April 12, 2019. The conference call may be accessed by dialing (877) 407-0789 for U.S. callers and (201) 689-8562 for international callers and providing the conference ID 13689400. Additionally, a live, listen-only webcast of the conference call can be accessed by visiting the Investors & Media section of the company’s website at www.springbankpharm.com or by clicking here.

A replay of the call may be accessed by visiting Spring Bank’s website.

Additional details, including presentation abstracts, can be found on the ILC website at https://ilc-congress.eu/. A copy of the presentation materials can be accessed by visiting the Presentations and Publications section of the Spring Bank Pharmaceuticals website.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleotide platform. The company designs its compounds to selectively target and modulate the activity of specific proteins implicated in various disease states. The company’s lead product candidate, inarigivir, is being developed for the treatment of chronic hepatitis B virus (HBV). Inarigivir is designed to activate within hepatic cells retinoic acid-inducible gene 1 (RIG-I), which has been shown to inhibit HBV viral replication and induce the intracellular interferon signaling pathways for antiviral defense. The company is also developing its lead STING agonist product candidate, SB 11285, an immunotherapeutic agent for the treatment of selected cancers. For more information, please visit www.springbankpharm.com.

Forward-Looking Statements

Statements in this press release about Spring Bank’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the potential of inarigivir as a drug.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would,” “could,” “potential,” “possible,” “hope” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from current expectations and beliefs. For example, there can be no guarantee that any product candidate will be successfully developed or complete necessary preclinical and clinical phases, that the results of any clinical study will be predictive for other clinical studies of the same product candidate, or that development of any of product candidates will successfully continue. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including: whether preliminary data reported by Spring Bank changes following a more comprehensive review of the data related to the clinical trial and as more patient data become available or as additional analyses are conducted; whether Spring Bank’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether Spring Bank’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Spring Bank’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Spring Bank’s Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the Securities and Exchange Commission (SEC) on March 11, 2019 and in other filings Spring Bank makes with the SEC from time to time.

In addition, the forward-looking statements included in this press release represent Spring Bank’s views as of the date hereof. Spring Bank anticipates that subsequent events and developments will cause Spring Bank’s views to change. However, while Spring Bank may elect to update these forward-looking statements at some point in the future, Spring Bank specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spring Bank’s views as of any date after the date hereof.

Contacts

Spring Bank Pharmaceuticals, Inc.

Jonathan Freve

Chief Financial Officer

(508) 473-5993

LifeSci Advisors, LLC

Ashley R. Robinson

(617) 535-7742

Ashley@lifesciadvisors.com

Source: Spring Bank Pharmaceuticals, Inc.